EXHIBIT 10.4

http://www.phyhealth.com/full-service-sleep-diagnostic-and-treatment-centers-in-colorado.html

Contact:
Robert Trinka, CEO
Phyhealth Corporation
Tel: (305) 779-1760

Phyhealth Corporation Announces Planned Merger with Queste Capital

Miami – April 9, 2012 – Phyhealth Corporation (“Phyhealth”) (OTCQB: PYHH) today announced that it has entered into a material agreement (the “Agreement”) with Queste Capital, a Nevada corporation, for the purchase of a majority control of Phyhealth, on April 2, 2012. The Agreement calls for the purchase of shares of common stock equal to 95% of the then existing shares of common and preferred, fully diluted, to be delivered to Queste Capital for $425,000. The transaction is expected to be implemented within 45 days of the Agreement.

Queste Capital was established in 2010 and is an opportunity-based hospitality and entertainment development Company. Queste Capital’s focus on its corporate strategic objective starts with, what management believes, is a unique business model. The business model is to opportunistically position itself in today’s hospitality environment. This approach seeks to take advantage of low cost unique and one-of-a-kind locations and low-cost construction.

Mr. Robert Trinka, CEO of Phyhealth, commented, “We are very impressed with Queste Capital's management team and business model, and believe it represents an attractive opportunity for our shareholders.  We believe the projects Queste Capital is involved with have significant revenue and cash flow potential.”

Phyhealth anticipates that Queste Capital will change the name of the company and will add new business lines to the Company's current activities. Additional details of the transaction will be made available in the company’s EDGAR filings with the Securities and Exchange Commission at www.sec.gov.

About Phyhealth Corporation

Phyhealth develops community health plan resources in partnership with physicians. Phyhealth is com-mitted to preserving the physician-patient relationship and to delivering high-quality affordable healthcare within its selected communities. Phyhealth Plans, its management believes, are unique in integrating all aspects of the delivery and financing of care, including providing medical liability insur-ance protection through Physhield Insurance Exchange, Phyhealth's exclusive risk retention group. Phyhealth also seizes opportunities to develop healthcare delivery resources to serve communities, including Phyhealth Sleep Care Centers. The Phyhealth model empowers physicians and communities to proactively manage patient's health through prevention and maintenance of chronic disorders. Phyhealth's businesses are designed to enhance physician financial rewards by increasing practice reve-nues, reducing expenses and restoring the economic value (equity) of their medical practices. Additional information is available at: http://www.phyhealth.com.

Forward-Looking Statements

This press release contains statements which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Phyhealth Corporation and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. The company undertakes no obligation to update or revise forward-looking state-ments to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

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